Exhibit 10.40

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”), is made as of the April 3, 2016 (the “Effective Date”) by and between Ocugen, Inc., a Delaware corporation (the “Company”), and Daniel Jorgensen, an individual (“Employee”).

The Company wishes to employ Employee and Employee wishes to be employed by the Company with the employment starting date on April 17, 2017. The parties have now determined it is in its best interest to enter into this Agreement to set forth the terms and conditions of Employee’s employment with the Company. It is agreed that both the Company and the Employee will treat this “Employment Offer” confidential until the start of the employment at the Company.

AGREEMENT

NOW, THEREFORE, in consideration of the facts, mutual promises and covenants contained herein and intending to be legally bound hereby, the Company and Employee agree as follows:

1. Definitions. As used herein, the following terms shall have the meanings set forth below unless the contexts otherwise requires:

“Affiliates” means, with respect to a person, all other persons controlling, controlled by or under common control with the first person; the term “control,” and correlative terms, means the power, whether by contract, equity ownership or otherwise, to direct the policies or management of a person; and “person” means an individual, partnership, corporation, limited liability company, trust or unincorporated organization, or a government or agency or political subdivision thereof.

“Base Compensation” shall mean the annual rate of compensation set forth in Section 4.1, as such amount may be adjusted from time to time.

“Board” shall mean the Company’s Board of Directors.

“Cause” shall mean the occurrence of any one or more of the events set forth below in clauses (a) through (d), which, in the case of the event or events set forth below in clause (a) is not cured by Employee within the time periods set forth therein:

(a) failure or refusal by Employee to substantially perform a material portion of the duties of his employment or to comply with the written rules and policies of the Company which failure continues uncured thirty (30) days after written notice of such failure or refusal (or such longer period as is necessary to cure such event so long as Employee is diligently pursuing such cure and provided such additional period is approved by the CEO) is provided to Employee setting forth in reasonable detail the nature of such failure or refusal;

(b) Employee’s repeatedly engaging in willful and serious misconduct in connection with his employment;

(c) engagement by Employee in fraudulent conduct; or

(d) Employee’s conviction of, or plea of no contest to, a felony or other crime the circumstances of which are substantially related to the Employee’s position.

“Change of Control” shall mean (i) the closing of the sale, transfer or other disposition of all or substantially all of the Company’s assets, (ii) the acquisition by any person or group of persons in any transaction or series of related transactions of direct or indirect beneficial ownership (within the meaning of Section 13(d) of the Securities Exchange Act of 1934), other than the Current Holders of Securities of the Company, of the power, directly or indirectly, to vote or direct the voting of securities having more than 50% of the ordinary voting power for the election of directors of the Company, (iii) the consummation of the merger or consolidation of the Company with or into another entity (except a merger or consolidation in which the holders of capital stock of the Company immediately prior to such merger or consolidation continue to hold not less than fifty percent (50%) of the voting power of the capital stock of the Company or the surviving or acquiring entity immediately following such merger or consolidation), or (iv) a liquidation, dissolution or winding up of the Company; provided, however, that a transaction shall not constitute a Change of Control if the Change of Control is the result of an equity or debt financing, or if its sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately prior to such transaction.

“Current Holders of Securities of the Company” shall mean the current holders of issued and outstanding “Securities” of the Company, their “Affiliates” (as such terms are defined herein), and their respective employees, officers, directors, blood or legal relatives, guardians, legal representatives, and trusts for the primary benefit of any of such persons.

“Disability” shall mean Employee’s inability, for a period of six (6) consecutive months, or a cumulative period of one hundred eighty (180) business days out of a period of twelve (12) consecutive months, to perform the essential duties of Employee’s position, even after taking into account any reasonable accommodation required by law, due to a mental or physical impairment. The determination of whether Employee is suffering from a Disability shall be made either (a) by an independent physician, mutually chosen by Employee and the Company; or (b) because Employee qualifies as disabled for purposes of the Company’s long term insurance disability plan, if applicable.

“Good Reason” shall mean the occurrence of one or more of the events set forth in clauses (a) through (e) below without the prior written consent of Employee, provided that (i) Employee delivers written notice to the Company of Employee’s intention to resign from employment due to one or more of such events, which notice specifies in reasonable detail the circumstances claimed to provide the basis for such resignation, and (ii) such event or events are not cured by the Company within thirty (60) days following delivery of such written notice:

(a) a reduction in Employee’s annual rate of Base Compensation unless such reduction is made across all executives or employees of the Company;

(b) a termination or material reduction of a material benefit under any Company benefit plans, programs or arrangements, in which the Employee participates unless such termination or reduction is made across all executives or employees of the Company;

(c) a material reduction in Employee’s job title, powers or authority;

(d) the Company’s material failure to comply with the terms of this Agreement or any stock option or similar agreement with Employee then in effect;

(e) the requirement by the Company that Employee relocate or transfer Employee’s principal office to a location more than 50 miles from Malvern, PA Office (except that the requirement to travel in Section 2.3 shall not trigger this subsection (e)).

“Proceeding” shall have the meaning set forth in Section 8 hereof.

“Severance Period” shall mean (i) a period of six months (6) immediately following the effective date of termination of Employee’s employment hereunder if such termination is by the Company without Cause or by Employee for Good Reason, or such termination occurs within twelve (12) months after a Change of Control.

“Securities” means any and all securities as such term is defined in Section 2 of the Securities Act of 1933, as amended, including, without limitation, all common stock, preferred stock, convertible promissory notes, subordinated debt instruments, and other securities issued by the Company.

“Subsidiary” shall mean any corporation or other entity in which the Company owns directly or indirectly 50% or more of the voting securities of such corporation or other entity or 50% or more of the equity of such corporation or entity.

“Term” shall have the meaning set forth in Section 3 hereof.

2. Contingent Employment; Employment and Duties.

2.1 As of the Effective Date, Company hereby employs Employee and Employee hereby accepts appointment as the Chief Medical Officer (“CMO”) reporting to the Chief Executive Officer (“CEO”) of the company. Employee shall be member of the Executive Management Team. Employee shall be responsible for all duties and entitled to all authority customarily assigned to the position of CMO, including those duties described on Exhibit A hereto, as well as those other duties and such other authority as specified by the CEO.

2.2 Employee shall render such services as are necessary and desirable to protect and advance the best interests of the Company, acting, in all instances, under the supervision of the CEO and in accordance with the policies set by the Company.

2.3 So long as Employee shall remain an employee of the Company, except as provided below, Employee’s entire working time, energy, skill and efforts shall be devoted to the performance of Employee’s duties hereunder in a manner that will faithfully and diligently further the business and interests of the Company; provided, however, that Employee may (i)

serve on corporate, civic or charitable boards or committees; (ii) deliver lectures, fulfill speaking engagements or teach at educational institutions; (iii) manage personal passive investments; (iv) limited role as a scientific advisor, so long as the foregoing activities, in the aggregate, do not materially interfere with the performance of Employee’s duties to the Company in accordance with this Agreement; or (iv) undertake such other endeavors as may be consented to by the CEO. Employee will be based out of and shall work from Malvern, PA office provided by the Company or other mutually agreeable office. Employee may be required to travel for up to 50% of Employee’s working time.

3. Term. Employee’s employment under this Agreement shall commence on the Effective Date and shall continue for a period of three (3) years (the “Term”), unless sooner terminated pursuant to Section 6.

4. Compensation and Benefits.

4.1 Employee shall receive base compensation at the gross annual rate (without regard to authorized tax or other legally required deductions and withholdings) of $325,000, payable in installments in accordance with the Company’s regular payroll practices in effect from time to time. In addition, Employee shall receive one-time sign on bonus of $30,000 paid along with the first payroll.

4.2 The Company may, in its sole discretion, pay to Employee an annual bonus based upon performance criteria set for Employee by the CEO and certain other factors, including the Company’s performance, financial stability, availability of cash, industry benchmarks and standards and market conditions. The Board intends to establish a performance–based bonus plan. Employee will be eligible to participate in the plan if and once established, with any bonuses being awarded in the discretion of CEO within the guidelines set by the Board for Executive Management Team. Any annual bonus so awarded shall be payable by February 28th of each year for the Employee’s performance in the previous year (the “Measuring Year”). To be eligible for an annual bonus, the Employee must be employed on December 31st of the Measuring Year.

4.3 On the Effective Date, Employee shall be granted an option to purchase Fifty Four thousand (54,000) shares of common stock basis and otherwise pursuant to the terms of the Company’s 2014 Equity Stock Option Incentive Plan (the “Plan”). The award shall be subject to an award agreement and shall vest in three equal installments over the 3 year period on the anniversary date of the Effective Date. Notwithstanding anything to the contrary herein, in the event of a Change of Control, the entire award shall automatically vest. Employee may be eligible to participate in future stock option awards at the sole discretion of the Board.

5. Fringe Benefits. Employee shall be entitled to the benefits set forth below for so long as Employee’s employment with the Company continues:

5.1 The Company will reimburse Employee for all reasonable and necessary expenses incurred by Employee on behalf or for the benefit of the Company upon receipt of documentation therefor in accordance with the Company’s regular reimbursement procedures and practices in effect from time to time. The Company from time to time may require prior approval for individual expense items in excess of pre-established aggregate amounts for a fixed period or in excess of pre-established amounts for any type of expenditure during any fixed period.

5.2 Upon Employee’s achieving the eligibility requirements therefor, if any, Employee will be eligible to participate in all applicable and established Company benefit plans, programs and arrangements that may exist from time to time (including, without limitation, pension, profit sharing, 401(k) plans, and medical and life insurance programs) on the same terms as apply generally to other similarly situated employees of the Company from time to time.

5.3 Employee shall be entitled to the vacation, sick and other personal time off (PTO), in accordance with the Company’s employee handbook or policy for the same.

Employee shall be entitled to take 4 weeks of paid vacation each calendar year, which vacation shall be prorated for any partial calendar year and shall accrue in equal installments throughout the calendar year. Any unused vacation at the end of each calendar year may be carried over by Employee to any subsequent calendar year, provided that such unused vacation carryover shall not exceed two weeks.

6. Termination: Payments to Employee.

6.1 If Employee dies or suffers a Disability during the Term of Employment, the Term and Employee’s employment with the Company shall terminate as of the date of death or Disability.

6.2 Subject to Section 6.4 below, either Employee or the Company may terminate this Agreement and Employee’s employment hereunder immediately upon written notice to the other party.

6.3 If Employee’s employment terminates for any reason, Employee (or his estate in the event of Employee’s death) shall be entitled to receive a lump sum cash payment equal to the sum of the following: (i) payment of accrued but unpaid Base Compensation up to the date of termination, and any earned but unused paid vacation through the date of termination, if any, (ii) any annual bonus, earned but unpaid for the previous calendar year, if applicable, and (iii) unreimbursed business expenses covered by Section 5.1 hereof.

6.4 In addition to the amounts to be paid to Employee in accordance with the provisions of Section 6.3 above, if Employee’s employment is terminated (i) by the Company without Cause or (ii) by Employee for Good Reason, then subject to Section 6.5, Employee shall be entitled to receive the following (collectively, (A) and (B) the “Severance Payment”): (A) for the duration of the Severance Period, Employee’s then current Base Compensation minus any applicable taxes, and other withholdings, payable in accordance with the Company’s standard payroll practices; and (B) from the commencement of the Severance Period until the earlier of the expiration of the Severance Period or such date as Employee, may be eligible for health insurance coverage under another employer’s or a spouse’s employer’s health plan, the Company will pay the Employee’s COBRA premium for any applicable health or dental insurance, if he is eligible to elect COBRA continuation coverage.

6.5 Employee shall not be entitled to receive the Severance Payment unless and until Employee executes, and does not revoke as permitted by law, a release in a form reasonably acceptable to the Company that unconditionally releases, waives, and fully and forever discharges the Company and its past and current shareholders, directors, officers, employees, and agents from and against any and all claims, liabilities, obligations, covenants, rights, demands and damages of any nature whatsoever, whether known or unknown, anticipated or unanticipated, including without limitation, any claims relating to or arising out of Employee’s employment with the Company, claims arising under the Age Discrimination and Employment Act of 1967, as amended, Title VII of the Civil Rights Act of 1964, as amended, or the Civil Rights Act of 1991, or claims arising under the applicable state fair employment laws, but excluding any rights of Employee under any remaining stock option agreements (if any) or other agreements relating to equity in the Company and Employee’s right to indemnification from the Company in respect of his services as a director, officer or employee of the Company or any of its Affiliates. The release shall also contain customary non-disparagement covenants by Employee. Employee’s right to receive the Severance Payment is conditioned upon Employee’s performance of the obligations and covenants contained in this Employment Agreement and the Exhibits to this Agreement. In the event of any material breach of any such obligations during or after payment of the Severance Payment, the Company may cease to make any remaining payments.

7. Noncompetition; Nonsolicitation; Confidential Information, etc.

7.1 As a condition to Employee’s employment and in consideration of the compensation and benefits described herein, Employee agrees to execute the non-competition agreement attached hereto as Exhibit B, effective as of the Effective Date.

7.2 Employee acknowledges and agrees that Employee is bound to the Employee Non-Disclosure and Business Ideas Agreement attached hereto as Exhibit C, effective as of the Effective Date.

8. Indemnification. Subject to the Company’s Articles of Incorporation and By-laws, the Company shall indemnify Employee to the fullest extent permitted by law against all costs, expenses, liabilities and losses (including, without limitation, attorneys’ fees, judgments, fines, penalties, and amounts paid in settlement) reasonably incurred by Employee in connection with any “Proceeding” (as defined herein). For the purposes of this Section 8, a “Proceeding” shall mean any action, suit or proceeding, whether civil, criminal, administrative or investigative, in which Employee is made, or is threatened to be made, a party to, or a witness in, such action, suit or proceeding by reason of the fact that he is or was an officer, director or employee of the Company or is or was serving as an officer, director, member, employee, trustee or agent of any other entity at the request of the Company.

9. Miscellaneous.

9.1 Binding Nature of Agreement. This Agreement shall be binding upon the Company and shall inure to the benefit of the Company, its Subsidiaries, successors and assigns, including any transferee of the business operation, as a going concern, in which Employee is employed and shall be binding upon Employee, Employee’s heirs and personal representatives. None of the rights or obligations of Employee hereunder may be assigned or delegated, except that in the event of Employee’s death or Disability, any rights of Employee hereunder shall be transferred to Employee’s estate or personal representative, as the case may be. The Company may assign its rights and obligations under this Agreement in whole or in part to any one or more Subsidiaries or successors. Any entity into which the Company is merged or with which the Company is consolidated or which acquires the business of the Company or the business unit in which Employee is to be principally employed shall be deemed to be a successor of the Company for purposes hereof.

9.2 Entire Agreement. This Agreement, including its Exhibits, contains the entire understanding among the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements and understandings, inducements or conditions, express or implied, oral or written. The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof. Notwithstanding the foregoing, nothing herein shall limit the application of any generally applicable Company policy, practice, plan or the terms of any manual or handbook applicable to the Company’s employees generally.

9.3 Notices. All notices, requests, consents, and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered personally, or mailed first-class, postage prepaid, by registered or certified mail (notices sent by mail shall be deemed to have been given on the third day after the date sent), or by nationally recognized overnight carrier(notices sent by overnight shall be deemed to have been given on the day after the date sent) or by confirmed facsimile or electronic mail transmission with a hard copy deposited in first class mail the same day or the following day, as follows (or to such other address as either party shall designate by notice in writing to the other):

If to Company:

Ocugen Inc.

Five Great Valley, Suite # 160

Malvern, PA 19355

Attention: Shankar Musunuri

If to Employee:

Daniel Jorgensen

9.4 Governing Law; Forum. This Agreement shall be governed by the laws of Delaware.

9.5 Headings. The article and section headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

9.6 Amendment. This Agreement may be amended, modified, superseded, canceled, renewed, or extended and the terms or covenants of this Agreement may be waived, only by a written instrument executed by both of the parties, or in the case of a waiver, by the party waiving compliance.

9.7 Waiver. The failure of either party at any time or times to require performance of any provision of this Agreement shall in no manner affect the right at a later time to enforce the same. No waiver by either party of the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this Agreement.

9.8 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall constitute an original and all of which taken together shall constitute one and the same instrument.

[signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

COMPANY:

OCUGEN, INC.

By:	/s/ Shankar Musunuri
Shankar Musunuri

Its: Chairman and CEO

EMPLOYEE:

By:	/s/ Daniel Jorgensen
Name: Daniel Jorgensen

[Signature Page to Employment Agreement]

Exhibit A

Duties

Employee shall be the Company’s Chief Medical Officer (“CMO”) reporting to the CEO responsible for:

•	Managing company’s day-day all Clinical Development and Medical Affairs activities, and additional activities assigned by the CEO

•	Setting annual goals for Clinical Development and Medical Affairs, and execution of annual goals in line with company goals

•	Work closely with other departments in support of regulatory, R&D, clinical and commercial milestones are met

•	Supporting Executive Management Team as needed.

•	Supporting CEO for the meetings with potential investors for all fund raising activities

•	Hiring and retaining world-class team

B-1